Press Release of Little Switzerland, Inc.
                and Destination Retail Holdings Corporation
                            dated February 4, 1998.

                             D. F. King & Co., Inc.
                     77 WATER STREET, NEW YORK, N.Y. 10005
                                 (212) 269-5550

press release

     CONTACTS:
     For Little Switzerland:                     For Destination Retail:
     Mary Ellen Goodall                          Stanley J. Kay
     Walter A. Denby                             MacKenzie Partners, Inc.
     D.F. King & Co., Inc.                       212/929-5940
     212/269-5550

     FOR IMMEDIATE RELEASE

               LITTLE SWITZERLAND AND DESTINATION RETAIL HOLDINGS
                           ANNOUNCE MERGER AGREEMENT:
                            ANNUAL MEETING POSTPONED

          ST. THOMAS, U.S. VIRGIN ISLANDS AND FREEPORT, BAHAMAS, February 4, 1998 . . . Little Switzerland, Inc. (NASDAQ:LSVI) and Destination Retail Holdings Corporation, a privately-held company, today announced that they had entered into a definitive merger agreement providing for the acquisition by Destination Retail of all the issued and outstanding shares of Little Switzerland's common stock for $8.10 per share in cash.

          The merger agreement, which was unanimously approved by the Board of Directors of Little Switzerland, is subject to, among other things, approval by Little Switzerland stockholders and obtaining all requisite governmental approvals. It is expected that the transaction will close in May 1998.

          Little Switzerland was advised by Wasserstein Perella & Co., Inc.,

     which has provided the Board of Directors of Little Switzerland with its opinion that the consideration to be received by Little Switzerland's stockholders, other than Destination Retail and its

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Little Switzerland
February 4, 1998
Page 2


     affiliates, is fair from a financial point of view. Destination Retail was advised by The Private Merchant Banking Company. Donaldson, Lufkin & Jenrette, Inc. and DLJ Bridge Finance, Inc. have provided firm financing commitment letters to Destination Retail to provide the funds necessary to consummate the merger.

          C. William Carey, Chairman of Little Switzerland, said: "After conducting an organized sale process led by Wasserstein Perella, the Board of Directors believes that the consummation of this transaction is in the best interests of Little Switzerland stockholders, and we are pleased that our efforts to enhance stockholder value have been successful."

          Destination Retail commented: "We are delighted to be acquiring Little Switzerland, a world-respected luxury retailer. The Board deserves congratulations for their successful efforts to grow Little Switzerland and unlock its value for stockholders. We look forward to a prompt completion of the merger, continued growth of the Company, and working with Little Switzerland's employees and suppliers to continue to provide customers with the world's premier luxury goods."

          Little Switzerland's annual meeting of stockholders, schedule for February 5, 1998, has been postponed pending approval of the merger agreement by Little Switzerland's stockholders.

          Little Switzerland is a leading specialty retailer of brand name watches, jewelry, crystal, china, fragrances and accessories, operating 24 stores on ten Caribbean islands, and three stores in Alaska cruise ship destinations. The Company's primary market consists of vacationing tourists attracted by freeport pricing, duty-free allowances and a wide variety of quality merchandise.

          Destination Retail Holdings, a privately-owned company, operates a number of retail organizations throughout major hospitality centers in the Caribbean, the Bahamas and Alaska, including Colombian Emeralds International, Diamonds in Paradise, Parfum de Paris, Oasis, Jeweler's Warehouse, and Island Galleria. These organizations have successfully competed in the luxury duty-free markets for more than 30 years.

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